January 31, 2005

Mr. Robert M. Boeve

Manager

Eden Rivers Investments, L.L.C.

1503 Garfield Road North

Traverse City, Michigan 49686

RE:  Farm-in Terms on the Bluffton Prospect

Dear Mr. Boeve,

Following our recent discussions, this letter is a summary of terms under which JMG Exploration, Inc. (JMG) is prepared to drill to earn in the Bluffton Prospect in Divide County, North Dakota from Eden Rivers Investments, L.L.C. (ERI).

1.

ERI will grant a farmout (the Farmout) to JMG covering ERI’s working interests in the mineral leases, and subject to the encumbrances, (the PNG Rights), set out on Schedule A for the Bluffton Prospect attached hereto and forming a part hereof on the following lands: T162N – R96W, all of sections 3, 4. 5, 7, 8, 9, 10, 15, 16, 17, 19, 20, 21, 22, 29 and 30, in Divide County, North Dakota (the Lands).  ERI does not warrant title to the Schedule A oil and gas leases or to the interests presumed to be covered thereby, but will warrant by, through and under its own actions in connection with such leases.

2.

To earn under the Farmout, JMG will drill, complete, test and produce to tanks (including the facility costs) a Test Well as follows,

(a)

JMG commits to paying 100% of the Test Well expenses allocable to the PNG Rights.

(b)

 “Test Well” means a programmed, dual-leg, horizontal test in the Bakken zone, from a surface location near the south section line of Section 9, T162N-R96W, with one leg extending northerly into Section 9 of the Lands, and the other leg extending southerly into Section 16 of the Lands.

(c)

If costs to drill, complete, test and produce to the tanks (including the facility costs) exceed a mutually agreed upon AFE amount for the Test Well program, then JMG will be deemed to have met its obligation to earn if a minimum of 2000 feet of horizontal leg has been completed within the Bakken zone.  Such AFE costs must include the cost to fracture stimulate the Test Well.

3.

 Should ERI incur any costs as a result of providing JMG assistance, at their direction, with regard to preparing to drill, drilling, completing, testing and operating the Test Well, JMG shall reimburse ERI for such costs.Upon satisfaction of the earning terms set out in clause 2, JMG will earn 83.333% in the PNG Rights allocable to the Test Well and a proportionate share of any tangible equipment, including wellbores, tie-in lines, tanks, etc., owned by ERI and situate on the Lands.  ERI will have a carried interest of 16.667% in the PNG Rights in the Test Well and a 16.667% working interest (and not a carried interest) in the balance of the PNG Rights and associated tangibles in the Lands.

4.

ERI and JMG will have an area of mutual interest (the AMI) in the balance of the interest in the Lands not included in the PNG Rights and interests acquired in the AMI by one party will be offered to the other party at cost on the basis of 83.333% of such interest for JMG and 16.667% of such interest for ERI.

5.

JMG’s obligation in the Farmout to drill the Test Wells shall be subject to:

(a)

acquisition by JMG of the right to drill the Test Wells under 100% of the mineral interests in Sections 9 and 16, T162N-R96W of the Lands, by lease, farmout, joint venture, lessee participation, landowner participation, statutory pooling or otherwise; and

(b)

 JMG shall have thirty (30) days from the date these terms are accepted by ERI to perform due diligence on ERI’s title to the PNG Rights.

(c)

JMG earned interest in the Lands shall be subject to a proportionate 80.5% maximum NRI and if a specific lease subject hereto is burdened in excess of 19.5% NRI, JMG shall receive its proportionate share of actual net revenue interest as to that specific lease.  Any overriding royalty interests retained by ERI shall be free of all costs to the point of sale.

If the foregoing conditions cannot be met by April 30, 2005, the Farmout will terminate with no liability accruing to JMG, unless the parties mutually agree to select a different spacing unit in the Lands for a test well.

6.

JMG will spud Test Well as soon as possible following satisfaction of the conditions set out in clause 5, acquisition of required surface leases and rig availability but no later than December 31, 2005, or the Farmout will be terminated.  Failure by JMG to spud the Test Well  by December 31, 2005 shall result in the loss of this farmout and JMG shall pay ERI $100,000.00 for taking this acreage off the market during for this time period, and JMG shall have no further liability beyond this payment.

7.

JMG will be entitled to a licensed copy of Jordan’s existing 3-D seismic data on portions of the Lands that entitles JMG to review, reprocess, rework and use these data, but this license will not constitute ownership of the 3-D seismic data.  ERI does not own any seismic on the Subject Lands but Jordan Exploration Company, L.L.C. does and has agreed to give ERI a cost free license to such data.  ERI shall not be liable if tape quality, etc. is not up to JMG’s standards.  Jordan is providing this data as a favor to ERI but Jordan has no right, title or interest in the PNG Rights.

8.

The Farmout will contain mutually acceptable industry standard operating and accounting procedures and will appoint JMG the initial Operator.  Any and all legal matters pertaining to the Lands will be determined by the laws of the State of North Dakota, U.S.A..

9.

All dollar amounts stated in this agreement are stated as United States funds.

10.

These terms are open for your acceptance until 4:30 p.m. (MST) on Monday, January 30, 2005, by signing and returning this letter by fax to (403) 265-1241.  Upon ERI’s acceptance, this letter of terms will become a binding agreement between the parties to use good faith to negotiate and execute the Farmout.

Yours truly,

JMG EXPLORATION INC.

John Reader

Manager, Business Development and New Ventures

AGREED TO AND ACCEPTED this 1st day of February, 2005.

EDEN RIVERS INVESTMENTS, LLC

Per:

Robert M. Boeve, Manager

1

Bluffton Prospect Farm-in